Exhibit 99.1
For Immediate Release
August 23, 2007
Concord, NC
Media Relations Contact For CTC:
Andy Aldridge
Lyerly Agency
704.525.3937
704.280.4417
CT COMMUNICATIONS SHAREHOLDERS APPROVE MERGER
WITH WINDSTREAM CORPORATION

CONCORD, NC (August 23, 2007) — At a special meeting held today, the shareholders of CT Communications, Inc. (Nasdaq: CTCI) voted to approve the previously announced merger agreement providing for the acquisition of CT Communications by Windstream Corporation in a transaction valued at approximately $585 million, including the assumption of cash and debt. Under the terms of the merger agreement, the holders of CT Communications stock will receive $31.50 per share in cash for their shares. The parties anticipate that the transaction will close by the end of August 2007. The merger is, however, still subject to certain customary closing conditions.
About CT Communications
CT Communications, Inc., headquartered in Concord, NC, is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including broadband high-speed Internet services, local and long-distance telephone services, and digital wireless voice and data services. For additional information, visit www.ctc.net.
Forward-looking Statements
Certain statements contained in this press release are “forward-looking statements,” within the meaning of federal securities laws. CT Communications, Inc. intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expectations as to the completion of the merger and the other transactions contemplated by the merger agreement. CT Communications, Inc. cannot guarantee that the merger will be completed because the transaction involves various risks and uncertainties that cannot be predicted or quantified. Such risks and uncertainties include, but are not limited to, the following factors: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to satisfy the conditions to completion of the merger, risks that the proposed transaction disrupts current plans and operations; and the potential difficulties in employee retention as a result of the merger. In some cases, these forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “intend” or “potential” or the negative of those words or other comparable words. These forward-looking statements may differ materially from actual events or results because they involve estimates, assumptions and uncertainties and should be viewed with caution. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release. CT Communications, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Readers are also directed to consider the risks, uncertainties and other factors discussed in documents filed by CT Communications, Inc. with the Securities and Exchange Commission, including those matters summarized under the caption “Risk Factors” in CT Communications’ Annual Report on Form 10-K for the year ended December 31, 2006.
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